                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                            WORLD AIRWAYS, INC.
--------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        -----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

    (3) Filing Party:

        -----------------------------------------------------------------------

    (4) Date Filed:

        -----------------------------------------------------------------------
Notes:

                     [LOGO OF WORLD AIRWAYS APPEARS HERE]



                                    --------------------------------------
                                     1997
                                    --------------------------------------
                                    ANNUAL
                                    --------------------------------------
                                    MEETING

                                April 30, 1997


DEAR STOCKHOLDER:

     We cordially invite you to attend your Company's Annual Meeting of Stockholders to be held on Friday, June 13, 1997. Enclosed are a proxy statement and a form of proxy. Please note that the meeting will commence at 11:00 a.m. at the Company's headquarters located at 13873 Park Center Road, Suite 490, Herndon, Virginia 20171.

     At this meeting we will ask the Stockholders (i) to elect three Class II Directors to serve until the 2000 Annual Meeting, and (ii) to ratify the selection of KPMG Peat Marwick LLP as World Airways' independent public accountants for the year ending December 31, 1997.

     We value your participation by voting your shares on matters that come before the meeting. Please follow the instructions on the enclosed proxy to ensure representation of your shares at the meeting.

                                Sincerely,

                                /s/ Russell L. Ray, Jr.
                                -------------------------------------
                                RUSSELL L. RAY, JR.
                                President and Chief Executive Officer

                             WORLD AIRWAYS,  INC.

                             The Hallmark Building
                            13873 Park Center Road
                           Herndon, Virginia  20171


                 NOTICE  OF  ANNUAL  MEETING  OF  STOCKHOLDERS


                           TO BE HELD JUNE 13, 1997

TO THE STOCKHOLDER ADDRESSED:

     World Airways, Inc. will hold its Annual Meeting of Stockholders at 11:00 a.m. at the Company's Headquarters located at 13873 Park Center Road, Suite 490, Herndon, Virginia, on June 13, 1997, for the following purposes:

          1. To elect three Class II Directors to serve until the 2000 Annual Meeting of Stockholders, and until their successors have been duly elected and qualified ;

          2. To ratify the selection of KPMG Peat Marwick LLP as independent certified public accountants for the Company for the year ending December 31, 1997; and

          3. To act upon such other matters as may properly come before the meeting.

     The record date for the determination of stockholders entitled to vote at the meeting is April 29, 1997, and only stockholders of record at the close of business on that date will be entitled to vote at this meeting and any adjournment thereof.

     Whether or not you plan to attend the stockholders' meeting, please follow the instructions on the enclosed proxy to ensure representation of your shares at the meeting. You may revoke your proxy at any time prior to the time it is voted.


Herndon, Virginia                        By Order of the Board of Directors,
April 30, 1997
                                         /s/ Vance Fort
                                         -----------------------------------
                                         VANCE FORT
                                         Executive Vice President
                                         and General Counsel

                              WORLD AIRWAYS, INC.

                             The Hallmark Building
                            13873 Park Center Road
                           Herndon, Virginia  20171

                               PROXY  STATEMENT


     This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of World Airways, Inc. ("World Airways" or the "Company") for use at the Annual Meeting of Stockholders to be held on Friday, June 13, 1997, and any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and described in detail herein. The meeting will be held at 11:00 a.m. at the Company's headquarters located at 13873 Park Center Road, Suite 490, Herndon, Virginia.

     All properly executed proxies will be voted in accordance with the instructions contained thereon, and if no choice is specified, the proxies will be voted for the election of all Class II Directors named elsewhere in this proxy statement and in favor of the appointment of KPMG Peat Marwick LLP as independent auditors. Any proxy may be revoked by the stockholder at any time before it is exercised by giving written notice to that effect to the Secretary of the Company or by signing a later-dated proxy. Stockholders who attend the meeting may revoke any proxy previously granted and vote in person.

     This proxy statement and the accompanying proxy are being mailed to the stockholders on or about April 30, 1997.

                              PURPOSE OF MEETING

     At the meeting, the Board of Directors will ask stockholders to (1) elect three Class II Directors to serve until the 2000 Annual Meeting of Stockholders, and until their successors are duly elected and qualified, and (2) ratify the selection of KPMG Peat Marwick LLP as independent certified public accountants for the Company for the year ending December 31, 1997. In addition, the stockholders will act upon such other matters as may properly come before the meeting.

                                    VOTING

GENERAL
-------

     Only holders of record of the Company's Common Stock, par value $.001 per share ("Common Stock"), at the close of business on April 29, 1997, will be entitled to vote at the meeting. On April 29, 1997, 11,230,064 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

     Shares of Common Stock represented by proxies received in the accompanying form that are properly executed and returned to the Company will be voted at the Annual Meeting of Stockholders in accordance with the stockholders' instructions contained in such proxies. Where no such instructions are given, proxy holders will vote such shares in accordance with the recommendations of the Board of Directors. The proxy holders will also vote such shares at their discretion with respect to such other matters as may properly come before the meeting.

     A quorum at the Annual Meeting will consist of the presence, in person or by proxy, of at least a majority of the shares of Common Stock outstanding on the record date and entitled to vote at the Annual Meeting. Each stockholder may cast one vote per share owned by such stockholder for each of three nominees for Class II Director. The three nominees receiving the greatest number of votes will be elected. In calculating the vote, broker non-votes will be disregarded and will have no effect on the outcome of the vote. The affirmative vote of a majority of shares voting at the meeting is required to ratify the selection of KPMG Peat Marwick LLP. In determining whether KPMG Peat Marwick LLP has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against KPMG Peat Marwick LLP. The Company does not know of any matters to be acted upon at the meeting other than the two items described in this Proxy Statement. Any stockholder has the power to revoke a proxy at any time before it is voted.

                                  THE COMPANY

     World Airways is a leading provider of long-range passenger and cargo air transportation outsourcing services to major international airlines under fixed rate, multi-year contracts. World Airways also leads a contractor teaming arrangement that is the largest single supplier of commercial airlift to the United States Air Force's Air Mobility Command.

                     SECURITY OWNERSHIP OF CERTAIN PERSONS

PRINCIPAL STOCKHOLDERS
----------------------

     The following are the only persons known to the Company who are beneficial owners of more than five percent of Common Stock as of March 31, 1997 (except as otherwise noted). With respect to the information set forth below, the Company has relied upon Schedule 13D or Schedule 13G filings and information received from the persons listed.


Name of Beneficial                             Address of         Amount and Nature of      Percent
Owner                                       Beneficial Owner     Beneficial Ownership/1/  of Class/1/
------------------                       ----------------------  -----------------------  ------------

WorldCorp, Inc.                          13873 Park Center Road        6,915,915/2/         61.6%
                                         Suite 490
                                         Herndon, VA 20171

Malaysian Helicopter Services            25th Floor                    1,990,000/3/         17.7%
International Limited                    Wing On Center
                                         1111 Connaught Road
                                         Central Hong Kong

-------------------------

Footnotes

/1/Beneficial ownership as reported in the table has been determined in accordance with Securities and Exchange Commission ("SEC") regulations and includes shares of Common Stock which may be acquired within 60 days of March 31, 1997, upon the exercise of outstanding stock options. In accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the "Exchange Act"), shares of Common Stock issuable upon the exercise of such options are deemed outstanding for purposes of computing the percentage of Common Stock owned by the beneficial owner thereof listed in the table, but are not deemed outstanding for purposes of computing the percentage of outstanding Common Stock owned by any other stockholder. Except as otherwise stated below, the named persons have sole voting and investment power with regard to the shares shown as owned by such person. Calculation of the Percent of Class is based on 11,230,064 shares of Common Stock outstanding as of March 31, 1997.

/2/Beneficial ownership as reported in Schedule 13D dated October 23, 1995, filed by WorldCorp, Inc.

/3/Beneficial ownership as reported in Schedule 13D dated October 12, 1995, filed by Malaysian Helicopter Services International Limited.

SECURITY OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS
------------------------------------------------------------

     The following table sets forth information concerning the beneficial ownership of World Airways' Common Stock ("WA C.S.") and the common stock of WorldCorp, Inc., a Delaware corporation ("WorldCorp") and the beneficial owner of 61.6% of the Common Stock of the Company ("WC C.S.") as of March 31, 1997, for (a) each director and nominee for director; (b) each named executive officer; and (c) directors and named executive officers as a group.


Amount and Nature of                 Percent of         Title of
Name of Beneficial Owner       Beneficial Ownership/1/   Class    Class/1/
------------------------       -----------------------  --------  --------

T. Coleman Andrews, III             10,000/2/           WA C.S.      *
                                   561,544/3/           WC C.S.     3.6%

Russell L. Ray, Jr.                195,921/4/           WA C.S.     1.7%

Vance Fort                          44,456/5/           WA C.S.      *
                                     4,376/6/           WC C.S.      *

Ahmad M. Khatib                     80,170/7/           WA C.S.      *
                                   155,843/8/           WC C.S.     1.0%

A. Scott Andrews                   190,921/9/           WA C.S.     1.7%
                                  102,334/10/           WC C.S.      *

John C. Backus, Jr.                   ---                ---        ---

Dato' Wan Malek Ibrahim               ---                ---        ---

Peter M. Sontag                   202,521/11/           WA C.S.     1.8%

Lim Kheng Yew                         ---                ---        ---

Directors and Executive
Officers as a Group
World Airways (six persons)       362,147               WA C.S.     3.2%
WorldCorp (five persons)          824,097               WC C.S.     5.4%

* Individual is the beneficial owner of less than one percent (1%) of World Airway's or WorldCorp's outstanding Common Stock.

-------------------------

Footnotes

/1/ Beneficial ownership as reported in the table has been determined in accordance with SEC regulations and includes shares of Common Stock and WorldCorp common stock which may be acquired within 60 days after March 31, 1997, upon the exercise of outstanding stock options and warrants. In accordance with Rule 13d-3 of the Exchange Act, shares of common stock of either company issuable upon the exercise of such options and warrants are deemed outstanding for purposes of computing the percentage of common stock of each company owned by the beneficial owner thereof listed in the table, but are not deemed outstanding for purposes of computing the percentage of outstanding common stock of such company owned by any other stockholder. Except as otherwise stated below, the named persons have sole voting and dispositive power with regard to the shares of either the Common Stock or the common stock of WorldCorp shown as owned by such person. The latest information available for the World Airways Employee Savings and Stock Ownership Plan ("World Airways ESSOP") is as of the end of the plan year, December 31, 1996 Calculation of the Percent of Class is based on 11,282,064 shares of Common Stock outstanding as of March 31, 1997; calculation of the Percent of Class of WorldCorp common stock is based on 15,216,946 shares of WorldCorp common stock outstanding as of March 31, 1997.

/2/  Consists of 10,000 shares of Common Stock owned directly by Mr. Andrews.

/3/ Consists of (i) 535,000 shares of WorldCorp common stock issuable to Mr. Coleman Andrews upon the exercise of stock options granted under the WorldCorp 1988 Stock Option Plan, (ii) 22,405 shares of WorldCorp common stock allocated to Mr. Andrews under the World Airways ESSOP and (iii) 4,139 shares of WorldCorp common stock owned directly by Mr. Andrews.

/4/ Consists of (i) 10,000 shares of Common Stock issuable to Mr. Ray upon the exercise of options granted under the 1995 Option Plan, (ii) 5,000 shares of Common Stock owned directly by Mr. Ray and (iii) 180,921 shares of Common Stock held by the ESSOP, as to which Mr. Ray exercises shared voting and investment power as one of three trustees of the ESSOP. Mr. Ray disclaims beneficial ownership of shares held by the ESSOP.

/5/ Consists of 43,750 shares of Common Stock issuable to Mr. Fort upon the exercise of options granted under the 1995 Option Plan and 706 shares allocated to Mr. Fort under the World Airways ESSOP.

/6/ Consists of 4,376 shares of WorldCorp common stock allocated to Mr. Fort under the World Airways ESSOP.

/7/ Consists of (i) 30,000 shares of Common Stock issuable to Mr. Khatib upon the exercise of options granted under the 1995 Option Plan, (ii) 50,000 shares of Common Stock which may be acquired from WorldCorp pursuant to an option granted to Mr. Khatib by WorldCorp in May 1995, and (iii) 170 shares allocated to Mr. Khatib under the World Airways ESSOP.

/8/ Consists of (i) 150,000 shares of WorldCorp common stock issuable to Mr. Khatib upon the exercise of options granted under the WorldCorp 1988 Stock Option Plan and (ii) 5,843 shares of WorldCorp common stock allocated to Mr. Khatib under the World Airways ESSOP.

/9/ Consists of (i) 10,000 shares of Common Stock issuable to Mr. A. Scott Andrews upon the exercise of options granted under the 1995 Option Plan, and (ii) 180,921 shares of Common Stock held by the ESSOP, as to which Mr. Andrews exercises shared voting and investment power as one of three trustees of the ESSOP. Mr. Andrews disclaims beneficial ownership of shares held by the ESSOP.

/10/ Consists of 102,334 shares of WorldCorp common stock issuable to Mr. A.
     Scott Andrews upon the exercise of options granted under the WorldCorp 1988 Stock Option Plan.

/11/ Consists of (i) 10,000 shares of Common Stock issuable to Mr. Sontag upon the exercise of options granted under the 1995 Option Plan, (ii) 11,600 shares of Common Stock owned directly by Mr. Sontag, and (iii) 180,921 shares of Common Stock held by the ESSOP, as to which Mr. Sontag exercises shared voting and investment power as one of three trustees of the ESSOP. Mr. Sontag disclaims beneficial ownership of shares held by the ESSOP.

     Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's directors and executive officers, and persons who own more than 10% of its Common Stock, to file with the SEC initial reports of ownership of the Company's equity securities and to file subsequent reports when there are changes in such ownership. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its greater than 10% beneficial owners, directors and executive officers were complied with in 1996.


                              BOARD OF DIRECTORS


     The Board of Directors of the Company is responsible for establishing broad corporate policies and for the overall performance of the Company. The Board held a total of five meetings during the year ended December 31, 1996; each director attended each meeting except A. Scott Andrews who did not attend one meeting, Ahmad Khatib, who participated in one meeting by telephone, and Messrs. Ibrahim and Yew, who did not participate in three meetings. To manage the complex nature of the Company's business effectively, the Board of Directors has delegated certain authority to committees of the Board.

     The Board has authorized its Executive Committee to exercise all of its power and authority when the full Board is unable to meet, except for certain fundamental responsibilities, such as the declaration of dividends, that are reserved for the Board. During 1996, the members of the Executive Committee were T. Coleman Andrews, III, Charles W. Pollard, and Dato' Wan Malek Ibrahim. The Executive Committee did not meet during 1996.

     The Audit Committee recommends to the Board of Directors the auditing firm to be selected each year as independent auditors of the Company's financial statements and to perform services related to the completion of such audit. The Audit Committee also has responsibility for (i) reviewing the scope and results of the audit with the independent auditors, (ii) reviewing the Company's financial condition and results of operations with management and the independent auditors, (iii) considering the adequacy of the internal accounting and control procedures of the Company, and (iv) reviewing any non-audit services and special engagements to be performed by the independent auditors. The Audit Committee also reviews, at least once each year, the terms of all material transactions and arrangements between the Company and its affiliates. The members of the Audit Committee during 1996, none of whom were employees of the Company, were A. Scott Andrews (Chairman), Russell L. Ray, Jr. and Peter M. Sontag. As of April 4, 1997, Mr. Ray began serving as President and Chief
Executive Officer for the Company.   Mr. A. Scott Andrews is the brother of T.
Coleman Andrews, III, the Company's Chairman. The Audit Committee met one time in 1996 and all members of the Audit Committee attended that meeting.

     The Board has also assigned certain responsibilities relating to employee compensation to the Compensation Committee. The principal duties of the Compensation Committee are to review key employee compensation policies, plans, and programs; to monitor performance and compensation of officers of the Company and other key employees; to prepare recommendations and periodic reports to the Board concerning such matters; and to administer the Company's management incentive compensation plans, including its stock option plan. The members of the Compensation Committee, none of whom were employees of the Company during 1996, were Peter M. Sontag (Chairman), Russell L. Ray, Jr., and A. Scott Andrews. As of April 4, 1997, Mr. Ray began serving as President and Chief Executive Officer for the Company. The Compensation Committee met one time in 1996 and one time in March 1997, and all members of the Compensation Committee attended each of those meetings.

     Directors who are not also executive officers of the Company or of an affiliate of the Company ("Non-Affiliate Directors") of the Company receive $25,000 annually for serving on the Board of the Company, which amount is paid quarterly in advance. Directors of the Company receive no compensation for attendance at Board committee meetings. Non-Affiliate Directors are reimbursed for usual and ordinary expenses of meeting attendance. The Company has adopted the Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), pursuant to which each new Non-Affiliate Director will be offered options to purchase 10,000 shares of Common Stock upon election or appointment to the Board of Directors of the Company. On the third anniversary of the initial award, each such Director will be offered an option to purchase an additional 5,000 shares of Common Stock. Options granted under the Directors' Plan become exercisable in equal monthly installments during the 36 months following the award, as long as the person remains a Director of the Company. The exercise price of all such options will be the average closing price of the Common Stock during the 30 trading days immediately preceding the date of grant. Up to 250,000 shares of Common Stock may be issued under the Directors' Plan, subject to certain adjustments.

     On May 31, 1995, the Company granted to three Non-Affiliate Directors 30,000 options to purchase 30,000 shares of Common Stock under the World Airways Stock Option Plan (the "1995 Plan"), all of which options expire on May 30, 2003. The Company granted to Russell L. Ray, Jr. 10,000 options, of which 7,083 became exercisable on the date of grant and the remaining 2,917 become exercisable in seven equal monthly installments of 417 options following the date of grant. The first 5,000 options to vest have an exercise price of $10.00 per share and the second 5,000 options to vest have an exercise price of $10.50 per share. The Company granted to Peter M. Sontag 10,000 options, of which 6,667 became exercisable on the date of grant and the remaining 3,333 become exercisable in eight equal monthly installments of 417 options following the date of grant. The first 5,000 options to vest have an exercise price of $11.00 per share and the second 5,000 options to vest have an exercise price of $11.55 per share. The Company granted to A. Scott Andrews 10,000 options, of which 5,000 became exercisable on the date of grant and the remaining 5,000 become exercisable in 12 equal monthly installments of 417 options following the date of grant. These options have an exercise price of $11.00 per share. All future grants of options to Non-Affiliate Directors will be made under the Directors' Plan; no grants of options to Non-Affiliate Directors were made under the Directors' Plan in 1996.

                      ITEM NO. 1 - ELECTION OF DIRECTORS

     Class II Directors will be elected to serve until the 2000 Annual Meeting and until their successors are duly elected and qualified. Class III Directors serve until the Company's 1998 Annual Meeting, and Class I directors serve until the Company's 1999 Annual Meeting. Unless directed to do otherwise, the proxy holders intend to vote all shares for which they hold proxies for the nominees set forth below. Although it is not contemplated that any nominee will decline or be unable to serve, if either occurs prior to the Annual Meeting, the Board will select a substitute nominee.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE WITH AUTHORITY FOR THE PROXY HOLDERS TO VOTE FOR THE NOMINEES NAMED BELOW OR THEIR SUBSTITUTES AS SET FORTH HEREIN.


                  NOMINEES FOR ELECTION AS CLASS II DIRECTORS
              TERMS OF OFFICE EXPIRING AT THE 2000 ANNUAL MEETING


Name and Age             Past Five Years' Principal Occupation(s) and Other
------------             --------------------------------------------------
                         Directorships
                         -------------

John C. Backus, Jr. 38   John C. Backus, Jr. 38 Mr. Backus worked at US Order
                         since its inception in 1990 and served as its President and Chief Operating Officer until US Order was merged into InteliData in November, 1996. Upon the effective date of the merger, Mr. Backus became President and Chief Operating Officer of InteliData. Mr. Backus was appointed a Director of WorldCorp in August 1994. Prior to working with US Order, Mr. Backus worked for six years at WorldCorp and its subsidiaries holding a variety of executive positions including Vice President of Corporate Development, Vice President of Finance, and Vice President of Sales and Marketing at World
                         Airways. Prior to joining WorldCorp, Mr. Backus worked at Bain & Company, Inc., a worldwide strategy consulting firm with approximately 1,200 employees, in its consulting and venture capital groups where he focused on consumer products and services. Mr. Backus serves on the Board of Directors of InteliData, Visa
                         Interactive and Home Financial Network, Inc. He received both his B.S. and M.B.A. from Stanford
                         University.


Russell L. Ray, Jr., 61  Mr. Ray has served as a Director of the Company since
                         July 1993. Mr. Ray was appointed President and CEO of he Company on April 4, 1997. Prior to that ppointment, Mr. Ray was senior advisor to Winston Partners, a private investment firm and an aviation/aerospace consultant. From 1992 to 1993, Mr. Ray served as Executive Vice President of British Aerospace, Inc. From 1991 to 1992, Mr. Ray served as President and Chief Executive Officer of Pan American World Airways. From 1988 to 1991, he served as Vice President and General Manager of Commercial Marketing of McDonnell Douglas Corporation and from 1985 to 1988, he served as President of Pacific Southwest Airlines. He has served on a number of public company boards in and out of the aviation industry.

Lim Kheng Yew, 45             Lim Kheng Yew, 45 Lim Kheng Yew has served as a
                              Director of the Company since February 1994. Mr.
                              Lim has served as Managing Director and Chief
                              Executive Officer of Malaysian Helicopter Services
                              Berhad since February 1996. He is a Director of
                              MHS, TRI and Polypulp. Pursuant to the
                              Shareholders Agreement, WorldCorp is obligated to vote its shares to elect two directors nominated by MHS. Mr. Lim is one of such nominees designated by MHS.


                  INCUMBENT MEMBERS OF THE BOARD OF DIRECTORS
   CLASS III DIRECTORS - TERMS OF OFFICE EXPIRING AT THE 1998 ANNUAL MEETING


Name and Age                  Past Five Years' Principal Occupation(s) and Other
------------                  --------------------------------------------------
                              Directorships
                              -------------

A. Scott Andrews, 38          A. Scott Andrews, 38 Mr. Andrews has served as a
                              Director of the Company since June 1992. He was a founder and has served as Managing Director of Winston Partners, a private in vestment firm, since May 1994. He served as Chief Financial
                              Officer of the Company and WorldCorp from May 1992 until May 1994. He joined WorldCorp as Treasurer in August 1987 and was elected Vice President--
                              Finance and Treasurer of WorldCorp in April 1988.
                              From August 1985 to February 1987, he was Vice
                              President, Finance of Presidential Airways, a passenger airline. From September 1980 to August
                              1985, he was associated with J.P. Morgan & Co., a banking firm, most recently as Assistant Vice
                              President. Mr. Andrews serves on the boards of Mayfair Partners, Comtrad Industries and Logotel.
                              He is the brother of T. Coleman Andrews, III .


Dato' Wan Malek Ibrahim, 49   Dato' Wan Malek Ibrahim has served as a Director
                              of the Company since February 1994. Mr. Malek is
                              Managing Director and a member of the Board of Directors of Malaysian Airlines. He is a Director of MHS and KYM Holdings Bhd, an industrial paper manufacturer. Pursuant to the Shareholders
                              Agreement, WorldCorp is obligated to vote its shares to elect two directors nominated by MHS.
                              Mr. Malek is one of such nominees designated by MHS.

Ahmad M. Khatib, 47           Mr. Khatib has served as Executive Vice President
                              of the Company and also as a Director on World
                              Airways' board since February 1994. Mr. Khatib served as Senior Vice President, in different capacities, since June 1988. He joined the Company in May 1972 as a passenger service agent. During his more than 24 years with the Company, he has held numerous management positions in the areas of special projects, marketing and sales, planning and services as well as in aircraft leasing and related agreements, becoming Vice President of Marketing and Customer Services in 1987. During his tenure, Mr. Khatib's focus has been on the Company's core business and he is responsible for major accounts and strategic commercial relationships.

                  INCUMBENT MEMBERS OF THE BOARD OF DIRECTORS
    CLASS I DIRECTORS - TERMS OF OFFICE EXPIRING AT THE 1999 ANNUAL MEETING

Name and Age                  Past Five Years' Principal Occupation(s) and Other
------------                  --------------------------------------------------
                              Directorships
                              -------------

T. Coleman Andrews, III, 42   Mr. Andrews has served as Chairman of the Board of
                              the Company since Septem ber 1986. He is a Director and Chairman of the Board of WorldCorp, and has served as a Director of InteliData
                              Technologies Corporation (and its predecessor US
                              Order, Inc.) since 1990. From 1978 through 1986, he was affiliated with Bain & Company, Inc., an international strategy consulting firm. At Bain, he was elected partner in 1982 and was a founding general partner in 1984 of The Bain Capital Fund, a private venture capital partnership. Prior to his experience with Bain, Mr. Andrews served in several appointed positions in the White House for the Ford Administration. He is the brother of A.
                              Scott Andrews.

Peter M. Sontag, 53           Mr. Sontag has served as a Director of the Company
                              since February 1994. Mr. Sontag currently is the CEO of the Crown Marketing Group, Inc. in
                              Clearwater, Florida. Mr. Sontag provided consulting services for two years to various companies during the observation of his non-compete agreement with USTravel. He worked on travel and automation related projects with companies such as: Choice Hotel Corporation, Ideon
                              Corporation, Reed Elsevier, Travelogue and Fast
                              Lane Travel, Inc. From 1986 to 1994, Mr. Sontag served as Chairman and CEO of USTravel, the third largest travel distribution company in the U. S.
                              which he founded in 1986. Prior to USTravel he was CEO of Sontag, Annis & Associates, Inc. a Travel and Computer consulting firm sold to Citibank in 1987.

                            EXECUTIVE COMPENSATION

                              COMPENSATION REPORT

     In 1996, the Compensation Committee of the Company was composed of three independent, non-employee directors, Messrs. Sontag (Chairman), A. Scott Andrews and Ray, none of whom was an employee of the Company during 1996. The Committee administers the Company's executive incentive plans, reviews its compensation plans, programs, and policies, monitors the performance and compensation of executive officers and other key employees, and makes appropriate recommendations and reports to the Board concerning matters of executive compensation.

Compensation Philosophy
-----------------------

     The Company's compensation philosophy is to provide total compensation at a level necessary to attract, motivate, develop, and retain outstanding employees. The fundamental philosophy of the Company's executive compensation program is to relate the executive's total compensation closely to superior individual, departmental and corporate performance, and through this performance to shareholder value. The Company's philosophy discourages automatic annual salary increases and favors variable incentive compensation tied to measurable results.

     The Compensation Committee's executive compensation program consists of three main components: (1) base salary; (2) the 1995 Management Incentive Compensation Plan (the "Incentive Plan"); and (3) incentive stock options under the Company's 1995 Stock Option Plan (the "Option Plan"), all of which are structured to encourage the achievement of superior results over time and to link executive officer and shareholder interests. The Company also has an Employee Savings and Stock Ownership Plan ("ESSOP") to further link executive and employee interests with those of the Company. In addition, the Company occasionally awards bonuses for extraordinary individual performance. The decision to award bonuses for extraordinary individual performance is made by the Compensation Committee upon the recommendation of the Company's President.

     The Compensation Committee determines the compensation for the Named Executive Officers of the Company. Mr. Andrews, who served as President and Chief Executive Officer of WorldCorp and Chairman of the Board in 1996, is compensated directly by WorldCorp. A portion of his annual salary, however, is allocated to the Company. In May 1995, the Board of Directors of the Company approved the Option Plan, which is described in detail herein. Prior to the establishment of the Option Plan, certain executives of the Company were eligible to receive awards of options to purchase common stock of WorldCorp pursuant to the WorldCorp 1988 Amended and Restated Stock Option Plan. Mr. Andrews' and Mr. Khatib's compensation is set forth in written employment
agreements, the terms of which are discussed herein.   See "Contracts and
Termination of Employment and Change in Control Arrangements" below.


Components of Compensation
--------------------------

     (1)  Base Salary

     Base salaries for new management employees are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent.

     Through 1994, the Company had a merit-based system for determining base salary increases for its executive officers. Annual base salary increases would be awarded to executives based upon the performance ratings they received in their annual performance review. Effective 1995, the Incentive Plan discussed below replaced entirely the system of annual merit increases for officers and managers of the Company.

     Although the Incentive Plan replaced the system of annual merit increases, the base salaries of executives may still be adjusted from time to time if the Compensation Committee determines (after reference to market data) that an executive's base salary is not competitive with the marketplace, or if there is a substantial change in the duties and responsibilities of the executive.

     The full Board of Directors is responsible for setting the base salary of the Company's President and Chief Executive Officer taking into account the recommendations of the Compensation Committee. Mr. Pollard recused himself from these deliberations and decisions. The Compensation Committee is responsible for setting the base salaries of the other named executive officers, based upon the recommendations of the Company's President.

     (2)  1995 Management Incentive Plan

     The Company's Incentive Plan makes eligible for annual incentive cash bonus awards all Company employees at the management level or above who are not covered by sales commissions or similar agreements, or by collective bargaining agreements. The Incentive Plan has the following major objectives: 1) focus management attention on a limited number of measurable objectives that drive company performance; 2) reward and encourage individual results and excellence;
3) encourage contribution to team results; and 4) encourage all managers to look beyond individual and team performance towards the achievement of Company results. All performance objectives (individual, departmental and Company) are established in writing at the beginning of each year. The most important annual objective is for the Company to achieve its planned net income target that was set at the beginning of each year. The net income target is part of the Company's annual revenue and expense plan which is approved by the Company's Board of Directors.

     Target Awards
     -------------

     The Incentive Plan is a quantitative matrix consisting of three critical components. First, it sets a target award (expressed as a percentage of base salary) for each level of management. The target award is the level of incentive compensation to be paid when individual performance requirements are consistently met, departmental performance requirements are consistently met, and Company results meet the Company's internal plan objectives. The target bonus level for the Company's President is 40% of base salary; for Vice Presidents and Department Heads, 30% of base salary; for director level employees, 20% of base salary and for managers, 10% of base salary.

     Weighting
     ---------

     Second, the Incentive Plan weighs individual results, departmental results and company results differently for each level of management. Senior managers' incentives are more heavily weighted towards department and Company performance; other managers' incentives are more heavily weighted towards individual and department performance. Under this approach, managers may receive awards for strong individual or department performance even when Company results are below plan. However, all managers nevertheless retain a significant stake in Company results. Under the Incentive Plan, President/CEO awards are determined solely by Company net income performance compared to the Company's annual financial plan. Company results are based upon whether the Company meets or exceeds certain net income targets expressed in the Company's annual internal revenue and expense plan.

     Adjustments
     -----------

     Third, the Incentive Plan adjusts the award up or down based on an appraisal of individual results, department results and Company results. These mechanics are expressed in a simple formula. Managers are encouraged to use the formula to learn the range of potential incentive awards for different levels of individual, department and Company performance.

     The intent of the Incentive Plan is to provide greater compensation "upside" to high performing managers than the 4-6% increase provided in the 1994 merit pay plan. In 1996, managers did not receive annual salary adjustments under the merit pay plan (although the merit pay plan continues to cover non-management personnel). However, department heads have limited budget authority to adjust a manager's salary if two conditions are met: first, the manager's base salary is below midpoint of the applicable salary range; and second, adjustment is required to address a substantial salary inequity.

     The Board of Directors intends to make incentive awards for 1996 pursuant to the Incentive Plan. As of the date of this Proxy Statement no awards have been made. In March, 1996, the Compensation Committee recommended and the Board approved increasing Mr. Khatib's salary from $165,000 to $200,000 and Mr. Fort's salary from $155,000 to $170,000.

     (3)  Incentive Stock Options

     On May 24, 1995, the Company's stockholders approved the Option Plan that took effect May 31, 1995. Members of the Company's Board of Directors, employees and consultants to the Company or its affiliates are eligible to participate in the 1995 Option Plan. The Company has reserved 1,100,000 shares of Common Stock for issuance upon the exercise of options granted to participants under the 1995 Option Plan. As of December 31, 1996, the Company had awarded options to purchase 911,173 shares of Common Stock, which are exercisable at prices ranging from $10.00 to $11.55 per share. Of such options, 315,488 were exercisable as of December 31, 1996.

     The Option Plan is designed to help the Company attract and retain key management level employees, and to reward the Company's employees for results that contribute to strong earnings performance and improved share values. The number of options granted in the case of Company executives is set by the Board of Directors based upon a range of factors, including scope of responsibilities, internal equity and external competitiveness. The number of stock options granted to non-executives is determined by a formula based on annual salary and the share price on the date of the grant.

     Accelerated vesting of options is one element of the Option Plan designed to align the interests of the Company's executives with those of the Company's stockholders. For those executives, 20% of options granted vest on the later of the grant date or completion of the first full year of employment, while vesting of the balance of the options is based on performance of the Company's stock.
An additional 25% of the options vests for each 25% improvement in the Company's share value (compounded). Vesting for participants below the Vice President level is designed to encourage retention of employees, and occurs in equal monthly installments over three years following the grant date. No option is exercisable more than 10 years following the grant date.

     The Option Plan permits the grant of both incentive stock options and nonqualified stock options. The Option Plan is administered by the Compensation Committee, which has the authority to select individuals to participate in the Option Plan and to determine the terms of all options awards made under the Option Plan.

     The exercise price for options awarded under the Option Plan may not be less than 85% of the fair market value (as defined) of the Common Stock at the time of grant, except that incentive stock options may not be less than the fair market value of the Common Stock. Participants may pay the exercise price in cash or shares of Common Stock already held by the participant.

     (4) Employee Savings and Stock Ownership Plan

     In addition to the three components of the executive compensation program, the Company also offers an Employee Savings and Stock Ownership Plan ("ESSOP" or "Plan") available to all executives and regular employees. In September 1996, the Boards of Directors of WorldCorp and World Airways substituted World Airways for WorldCorp as sponsor of the ESSOP.

     When WorldCorp established the ESSOP in February 1989, World Airways was a wholly-owned subsidiary. After the Company's initial public offering in October 1995, WorldCorp's ownership was reduced to 59.3 percent and Malaysian Helicopter Services Berhad ("MHS") ownership was reduced to 16.6%. By September 1996, 256 of the ESSOP participants were World Airway's employees and only four were employees of WorldCorp. Because World Airways now had a publicly traded stock available and virtually all of the ESSOP participants were employees of World Airways, the Board decided it was in the best interest of the Plan participants and the Company to substitute the Company as the sponsor of the Plan and to make the Common Stock available instead of WorldCorp's common stock. This substitution better aligned the participants' interests with the Company because they could purchase stock of their employer, World Airways, rather than the parent company, WorldCorp. The Board also believed that the Company should bear the administrative costs of the ESSOP because virtually all of the participants were its employees.

     To effect the substitution, the ESSOP trustees exchanged the unallocated shares of WorldCorp held by the Plan with shares of the Company's Common Stock. The exchange ratio was based on the average closing prices for WorldCorp and World Airways common stock on the New York Stock Exchange and Nasdaq, respectively, for the five trading day period preceding the closing date of September 30, 1996. The Company also made a discretionary contribution of $50,000 to the Plan to enhance the fairness of the exchange to the Plan beneficiaries. The Company's Board deemed the contribution fair and in the interest of the Company because it would have incurred similar organizational costs to establish a new plan if the WorldCorp ESSOP were terminated, and maintaining the existing Plan with the substitution of the Company and its stock was less disruptive to the participants than creating a new plan.

     The ESSOP contains a "cash or deferred arrangement" under Section 401(k) of the Internal Revenue Code. The Company matches employee contributions dollar for dollar when allocated for the purchase of the Common Stock and 33.3% when allocated to other investment options. As a result of the substitution, effective September 30, 1996, employee allocations to stock were matched with Common Stock rather than WorldCorp common stock.


Compensation of the President and Chief Executive Officer
---------------------------------------------------------

     Mr. Pollard, who departed the Company on March 14, 1997, received compensation in 1996 pursuant to the terms of an employment agreement dated as of January 1, 1995. This employment agreement contained terms and conditions consistent with the compensation philosophy stated herein, and substantially the same as the terms and conditions of the employment agreement between T. Coleman
Andrews and WorldCorp, Inc.   In 1996 Mr.

Pollard received a base salary of $225,000, $9,500 in matching contributions under the ESSOP, and $577 in group term life insurance paid by the Company. Under the Management Incentive Compensation Plan, awards for the President and Chief Executive Officer are determined solely by the Company's net income performance compared to the Company's annual financial plan; no award was made to Mr. Pollard for 1996.

     See "Contracts and Termination of Employment and Change in Control Arrangements" below, for a discussion of the Company's employment agreements.





                         The Compensation Committee
                         --------------------------

                         Peter M. Sontag (Chairman)
                         A. Scott Andrews
                         Russell L. Ray, Jr.

                           STOCK PERFORMANCE GRAPH*


     The Company conducted an initial public offering on October 5, 1995. The following graph and chart compare the performance of the Common Stock since such date to the Russell 2000 Index, the Dow Jones Airlines Index, and the Dow Jones Air Freight/Couriers Index. Both the graph and the chart assume that the value of the investment in the Company's common stock and each index was $100 at October 5, 1995, and that all dividends were reinvested.


                            CUMULATIVE TOTAL RETURN
            BASED ON REINVESTMENT OF $100 BEGINNING OCTOBER 5, 1996

                             [CHART APPEARS HERE]


__________________________________

* The Dow Jones Airlines Index and Dow Jones Air Freight/Couriers Index (collectively, the "Dow Jones Indices") have been used as industry peer group indices because the Company has a limited number of competitors and because such peer group data is unavailable from the primary competitors of the Company with respect to its air transportation services business (these competitors, consisting of other chartered airline services, being either foreign-owned or only recently publicly traded). Although the Company has used the Dow Jones Indices as peer group indices, differences between the companies which comprise these indices and the Company reduce the comparability of stock price performance and other performance indicators. The Dow Jones Airlines Index consists of the major, scheduled, domestic airline carriers whereas World Airways is a smaller airline carrier which does not provide scheduled passenger or cargo services. The Dow Jones Air Freight/Couriers Index consists of large freight/courier companies such as Federal Express which have freight and courier operations significantly larger than World Airways' cargo operations.

                            PERFORMANCE GRAPH INDEX
                         OCTOBER 1995 TO DECEMBER 1996


                             [GRAPH APPEARS HERE]

EXECUTIVE COMPENSATION

     In May 1995, the Board of Directors of the Company approved the Option Plan, which is described in detail below. Prior to the establishment of the Option Plan, executives of the Company were eligible to receive awards of options to purchase common stock of WorldCorp pursuant to the WorldCorp 1988 Amended and Restated Stock Option Plan.

     The following table sets forth information concerning the compensation received for services rendered to the Company during the years ended December 31, 1994, 1995 and 1996 for each Named Executive Officer. Effective October 31, 1996, Mr. Guitjens departed the Company. Effective February 7, 1997, Mr. Savage departed the Company. On March 14, 1997, Mr. Pollard departed the Company and was succeeded as President and Chief Executive Officer, pursuant to the Company's by laws, by T. Coleman Andrews. On April 4, 1997, Mr. Ray was named President and Chief Executive Officer of the Company.


                          SUMMARY COMPENSATION TABLE

                                                             Long-Term
                                                           Compensation
                                                              Awards
                                                            Securities
                                                            Underlying     All Other
                                                             Options/      Compensa-
    Name and Principal            Salary/1/    Bonus/2/       SARs/3/       tion/4/
         Position           Year     ($)          ($)           (#)           ($)
 -------------------------------------------------------------------------------------


Charles W. Pollard          1996    225,000       ---            ---       10,077/5/
President and               1995    230,365    45,000/6/     250,000/7/    10,124/8/
Chief Executive Officer     1994    176,539       ---            ---       12,895

Ahmad M. Khatib             1996    191,519       ---            ---        4,060/9/
Executive Vice President    1995    165,000    45,000/10/    150,000/11/   33,349/12/
                            1994    165,000    50,000            ---        6,885

Vance Fort                  1996    166,363      ---             ---        6,466/13/
Executive Vice President    1995    154,992    38,250/14/    125,000/15/    3,383/16/
                            1994    143,175       ---            ---        5,803

Henk Guitjens               1996    192,827    49,500        150,000/17/   10,535/18/
Senior Vice President       1995    117,403    40,000            ---        4,854/19/
Marketing & Sales           1994        ---       ---            ---          ---

Michael E. Savage           1996    135,000       ---            ---          290/20/
Vice President and          1995    135,000    30,375/21/    120,000/22/      225/23/
Chief Financial Officer     1994     65,000    50,000/24/        ---          ---

____________________
Footnotes

 /1/Excludes compensation deferred under the ESSOP, which is also available to employees of the Company. The Company's contributions to the ESSOP accounts of the Named Executive Officers is included in the column titled "All Other Compensation." See footnote 4.

 /2/Bonuses are listed for the year in which the bonus was earned. Most bonuses are paid early in the year following the year in which the bonus was earned by the individual.

 /3/Includes options granted in 1996, 1995, and 1994 under World Airways' 1995
    Stock Option Plan.  No warrants or SARS were granted in 1996, 1995 or 1994.

 /4/Amount consists of the proceeds from the exercise of stock options, and the value of World Airways contributions to the executives ESSOP accounts of the Named Executive Officers, and Company payments for group life term insurance. See discussion of Employee Savings and Stock Ownership Plan at page 15. These contributions were made in World Airways and WorldCorp shares of common stock and are valued using closing prices on December 31, 1996.

 /5/Consists of $577 in group term life insurance paid on behalf of Mr. Pollard, $8,654 in WorldCorp contributions and $846 in World Airways contributions to Mr. Pollard's ESSOP account .

 /6/Under the Incentive Plan, President/CEO awards are determined solely by Company net income performance compared to the Company's annual financial plan. Consists of a mid-year bonus of $36,000 and a year-end bonus of $9,000 awarded to Mr. Pollard under the Company's Incentive Plan for his performance in 1995.

 /7/Consists of options to purchase 250,000 shares of Common Stock granted to Mr. Pollard under the Option Plan.

 /8/Consists of $884 in group term life insurance paid on behalf of Mr.
    Pollard and $9,240 in WorldCorp contributions to Mr. Pollard's ESSOP account.

 /9/Consists of $974 in group term life insurance paid on behalf of Mr. Khatib, $2,317 in WorldCorp contributions and $769 in World Airways contributions to Mr. Khatib's ESSOP account.

/10/Consists of a mid-year bonus of $29,700 and a year-end bonus of $15,300 awarded to Mr. Khatib under the Company's Incentive Plan for his performance in 1995.

/11/Consists of options to purchase 150,000 shares of Common Stock granted to Mr. Khatib under the Option Plan.

/12/Consists of (i) $30,319 paid to Mr. Khatib as an international service allowance; (ii) $974 in group term life insurance paid on behalf of Mr. Khatib; and (iii) $2,056 in WorldCorp contributions to Mr. Khatib's ESSOP account.

/13/Consists of $1,498 in group term life insurance paid on behalf of Mr. Fort, $3,371 in WorldCorp contributions and $1,597 in World Airways contributions to Mr. Fort's ESSOP account.

/14/Consists of a mid-year bonus of $18,599 and a year-end bonus of $19,651 awarded to Mr. Fort under the Company's Incentive Plan for his performance in 1995.

/15/Consists of options to purchase 125,000 shares of Common Stock granted to Mr. Fort under the Option Plan.

/16/Consists of $1,254 in group term life insurance paid on behalf of Mr. Fort and $2,129 in WorldCorp contributions to Mr. Fort's ESSOP account.

/17/Consists of options to purchase 150,000 shares of Common Stock granted to Mr. Guitjens under the Option Plan.

/18/Consists of $1,035 in group term life insurance paid on behalf of Mr.
    Guitjens and $9,500 in WorldCorp contributions to Mr. Guitjens ESSOP account.

/19/Consists of $776 in group term life insurance paid on behalf of Mr.
    Guitjens and $3,808 in WorldCorp contributions to Mr. Guitjens ESSOP account.

/20/Consists of $290 in group term life insurance paid on behalf of Mr. Savage.

/21/Consists of a mid-year bonus of $16,200 and a year-end bonus of $14,175 awarded to Mr. Savage under the Incentive Plan for Mr. Savage's performance in 1995.

/22/Consists of options to purchase 120,000 shares of Common Stock granted to Mr. Savage under the Option Plan.

/23/Consists of $225 in group term life insurance paid on behalf of Mr. Savage.

/24/Represents incentive compensation to which Mr. Savage was entitled under the employment offer extended to him to commence employment at the Company in June 1994.

 THE COMPANY DID NOT GRANT ANY STOCK OPTIONS TO NAMED EXECUTIVE OFFICERS  IN
1996.

  The following table sets forth the number of shares covered by both exercisable and unexercisable stock options. Also reported are the values for "in-the-money" options.

                      AGGREGATED OPTION EXERCISES IN 1996
                         AND YEAR-END OPTION VALUES/1/


--------------------------------------------------------------------------------------
                                                    NUMBER OF             VALUE OF
                                                   SECURITIES           UNEXERCISED
                                                   UNDERLYING          IN-THE-MONEY
                                                  UNEXERCISED         OPTIONS/SARS AT
                                                OPTIONS/SARS  AT     DECEMBER 31, 1996
                      SHARES AC-               DECEMBER 31, 1996          ($)/4/
                       QUIRED       VALUE
                        ON         REALIZED      (EXERCISABLE/         (EXERCISABLE/
NAME                  EXERCISE       $/2/         UNEXERCISABLE)       UNEXERCISABLE)
--------------------------------------------------------------------------------------
Charles W. Pollard     0  WLDA     0   WLDA   100,000/150,000 WLDA       0/0 WLDA
                      20,000 WOA  73,950 WOA     130,000/0 WOA           0/0 WOA
Ahmad M. Khatib        0 WLDA      0 WLDA     30,000/120,000 WLDA        0/0 WLDA
                       0 WOA       0 WOA         150,000/0 WOA           0/0 WOA

Vance Fort             0 WLDA      0 WLDA     25,000/100,000 WLDA        0/0 WLDA
                      8,900 WOA   38,973 WOA        0/0 WOA              0/0 WOA

Henk Guitjens            0           0              0/0                  0/0

Jack Brown               0           0              0/0                  0/0

--------------------

/1/The information set forth in this table includes the aggregate amount of all options granted to the Named Executive Officers by the Company and WorldCorp. The calculations in this table are based upon a December 31, 1996, closing price of $8.125 for World Airways on the Nasdaq National Market and a closing price of $4.625 of WorldCorp's Common Stock on the New York Stock Exchange. WLDA is the Nasdaq trading symbol for World Airways and WOA is the New York Stock Exchange trading symbol for WorldCorp. Shares not specifically designated are World Airways, or "WLDA" shares.

/2/Value based on market value of the common stock on the exercise date minus the exercise price.

                  CONTRACTS AND TERMINATION OF EMPLOYMENT AND
                        CHANGE IN CONTROL ARRANGEMENTS


Employment Agreements
---------------------

T. Coleman Andrews, III
-----------------------

     WorldCorp and T. Coleman Andrews, III, entered into an employment agreement and a stock option agreement on August 19, 1994. The principal terms of the employment agreement are as follows: (i) Mr. Andrews will receive a minimum salary of $350,000 from WorldCorp per year beginning on the date of the executed contract, a portion of which is allocated to the Company: (ii) the term of the agreement expires on December 31, 1997, subject to a renewal and extension provision described below; (iii) Mr. Andrews is eligible to receive bonuses pursuant to WorldCorp's Management Incentive Compensation Plan; (iv) Mr. Andrews received a grant of options to purchase 800,000 shares of WorldCorp common stock; (v) Mr. Andrews has agreed to hold a substantial number of shares of WorldCorp common stock; and (vi) WorldCorp will maintain a $5 million life insurance policy, the proceeds of which, in the event of Mr. Andrews' death, is payable to Mr. Andrews' estate.

     Mr. Andrews may terminate his employment in the event (i) WorldCorp relocates its headquarters outside of the Washington, D.C. area, (ii) his duties are diminished in a manner materially altering his responsibilities, (iii) the board of directors of WorldCorp determines that WorldCorp should be liquidated or dissolved during the term of the employment agreement or (iv) there is a change in control of WorldCorp. Under the terms of the employment agreement, a change in control includes (i) any person, other than WorldCorp, becoming the beneficial owner of more than 50% of the then outstanding securities of WorldCorp, (ii) certain changes involving a majority of the Board of Directors of WorldCorp, (iii) certain mergers or acquisitions of WorldCorp with any other corporations and (iv) the liquidation or sale of substantially all of WorldCorp's assets. In the event Mr. Andrews exercises this termination right, or, in the event WorldCorp terminates Mr. Andrews' employment with the Company other than for cause (as defined in the employment agreement), WorldCorp is obligated to pay Mr. Andrews the undiscounted remainder of his base salary then in effect, any deferred salary and/or bonus compensation payable, and all granted but unexercisable stock options under Mr. Andrews' stock option agreement shall become immediately exercisable for a period of one year following the date of termination. WorldCorp may terminate the agreement for cause or if Mr. Andrews becomes disabled for a period of 12 months.

     Mr. Andrews serves as Director and Chairman of the Board of the Company. Mr. Andrews previously served as President & Chief Executive Officer of WorldCorp until April 1997. He also served as the Company's Chief Executive Officer in 1995. WorldCorp compensates Mr. Andrews directly, although a portion of his annual salary is allocated to the Company. For fiscal year 1996 the Company was allocated $200,000 of Mr. Andrews' annual salary by WorldCorp pursuant to a services agreement between WorldCorp and the Company.


Ahmad M. Khatib
---------------

     The Company has entered into an employment agreement with Ahmad M. Khatib as of October 1, 1996, providing that Mr. Khatib will serve as Executive Vice President of the Company until December 31, 1999, unless terminated earlier or extended. Mr. Khatib is entitled to a base salary of $200,000 per year and bonuses under the Company's Incentive Plan, the right to participate in all bonus and incentive compensation plans or arrangements made available to other Company officers and directors and certain other benefits, including a $1 million life insurance policy. Mr. Khatib is entitled to receive stock options in accordance with the Option Plan. The agreement terminates upon Mr. Khatib's death. The Company may terminate the agreement upon disability which continues for a period of 12 months, or for cause (as defined) upon the affirmative vote of the majority of the Board of Directors. If the Board terminates Mr. Khatib's employment without cause, Mr. Khatib is entitled to receive the remainder of the base salary and certain other compensation due under the agreement and all options granted to Mr. Khatib but unexercisable under the 1995 Plan will become immediately exercisable. Mr. Khatib may terminate the agreement upon 30 days notice under certain circumstances, including a substantial alteration of his responsibilities, the Company's reduction of his compensation without his consent or failure to pay any portion of his current compensation, and Board approval of a liquidation or dissolution of the Company. If, on December 31, 1998, Mr. Khatib and the Company have not executed a new employment agreement, and neither party has given written notice to the other that they intend to allow the agreement to expire at the end of its term on December 31, 1999, then Mr. Khatib's employment agreement will be automatically extended through December 31, 2000 on the same terms and conditions.

     As part of his employment agreement, Mr. Khatib has agreed that he will hold a specified minimum number of shares of Common Stock and/or WorldCorp common stock during the term of the agreement. Mr. Khatib is required to hold 3,746 shares of Common Stock and/or WorldCorp common stock upon the earlier of December 31, 1996 or his exercise of 56,250 options. Mr. Khatib is required to hold 5,625 shares of Common Stock and/or WorldCorp common stock upon the earlier of December 31, 1997 or his exercise of 75,000 options. Mr. Khatib is required to hold 7,500 shares of Common Stock and/or WorldCorp common stock upon the earlier of December 31, 1998 or his exercise of 93,750 options. Mr. Khatib is also required to hold 9,371 shares upon his exercise of 112,500 options; 11,248 shares upon his exercise of 131,250 options and 13,125 shares upon his exercise of 150,000 options.

     Pursuant to a stock option agreement between the Company and Mr. Khatib dated May 31, 1995, Mr. Khatib has been awarded options to purchase up to 150,000 shares of Common Stock at an exercise price of $11.00 per share. The options for 30,000 shares were exercisable at the time of the grant. The options for the remaining 120,000 shares will become exercisable on January 31, 2003; however, the exercise date will be accelerated with respect to increments of 30,000 shares if certain targets are achieved regarding the Company's stock price. Pursuant to this provision, Mr. Khatib will be entitled to exercise options to purchase 30,000 shares of Common Stock, at the $11.00 exercise price, each time that the Common Stock trades at a price that is an increase of 25% over the preceding eligibility level for 20 trading days. Thus, Mr. Khatib will first be entitled to exercise options for 30,000 shares if the Common Stock trades at or above $13.75 for 20 consecutive trading days. The same entitlement would arise for four additional blocks of 30,000 options, at the exercise price of $11.00 per share, if the Common Stock trades at or above $17.91, $21.49, and $26.86 for 20 trading days each (each of these trading prices is 25% above the price of the Common Stock at the earlier tier). Should Mr. Khatib cease to be employed by the company or to serve in one of several other specified capacities, options that have not become exercisable by such time will not thereafter become exercisable. Options exercisable at such time will remain exercisable for one year.

Charles W. Pollard
------------------

     Mr. Pollard departed as World Airways' President and Chief Executive Officer on March 14, 1997. Pursuant to the terms of Mr. Pollard's employment agreement, World Airways paid Mr. Pollard on March 24, 1997, the undiscounted remainder of his base salary of $225,000 through December 31, 1997, the expiration date of his agreement. Of Mr. Pollard's 250,000 stock options,

100,000 were previously exercisable. The remaining 100,000 of Mr. Pollard's stock options became exercisable on March 14, 1997. These stock options are exercisable at an exercise price of $11.00 per share for one year from March 14, 1997. Those options which Mr. Pollard has not exercised by March 14, 1998, will be canceled. World Airways is also obligated to continue certain of Mr. Pollard's medical, life and dental insurance benefits until he receives comparable benefits from a new employer. World Airways is required to fully fund and to vest Mr. Pollard's retirement benefit. The non-qualified retirement benefit guarantees Mr. Pollard a retirement of at least $50,000 per year, vesting at age 60.

Henk Guitjens
-------------

     The Company entered into a Separation from Employment Agreement and Release with Henk Guitjens, former Senior Vice President for Marketing and Sales, dated October 31, 1996. Mr. Guitjens was hired to perform product development and marketing services for passenger charter, scheduled charter and scheduled service products effective April 1, 1995. Due to unforeseen changes in the Company's target markets for those services, the Company decided in July 1996 to terminate all those passenger services. In exchange for his agreement to the termination of his employment agreement and release of any claims against the Company, the Company made a lump sum payment to Mr. Guitjens, the final installment of which was paid on January 2, 1997. Mr. Guitjens also received the dollar value of his accrued, unused leave and shares of WorldCorp common stock pursuant to the World Airways Employee Savings and Stock Ownership Plan. Mr. Guitjens had 25,000 exercisable stock options with an exercise price of $11.
Any of these options unexercised will expire on June 17, 1997. The Company also agreed to provide standard medical, dental and life insurance benefits to Mr. Guitjens for up to one year or until his medical benefits became effective with a new employer. As of March 31, 1997, the Company was still providing these benefits.


Michael E. Savage
-----------------

Effective February 7, 1997, the Company and Mr. Savage entered into a Separation from Employment Agreement and Release. Pursuant to this agreement, in return for a release in favor of the Company, the Company agreed to make (i) severance payments to Mr. Savage through August 7, 1997, (ii) make a lump sum payment in lieu of outplacement services, (iii) make a lump sum payment of the dollar value of all accrued but unused vacation time as of February 7, 1997, and (iv) provide for the continuation of standard medical, dental and life insurance benefits for a one year period from February 7, 1997. As of February 7, 1997, Mr. Savage held 40,000 exercisable option to purchase shares of Common Stock, issued pursuant to the Option Plan, which will expire if not exercised by Mr. Savage by February 6, 1998.

Change in Control Agreements
----------------------------

     The Company has issued stock options to each of the Named Executive Officers. The option agreements provide that in the event of a termination without cause (as defined) within two years after a Change in Control (as defined), the executive officers' stock options shall become fully vested and exercisable.

     WorldCorp has issued stock options to certain of the Company's Named Executive Officers. Certain of the options issued to executive officers under the WorldCorp's 1988 Stock Option Plan prior to May 13, 1992, provided that upon a Change of Control (as defined) the executive officer's option shall become immediately exercisable as of the date of the Change of Control for up to double the number of shares of WorldCorp's Common Stock for which the option is otherwise exercisable as of the date of the Change of Control (not to exceed the total number of Option Shares, as defined). Other options issued to executive officers under the WorldCorp 1988 Stock Option Plan prior to May 13, 1992, provided that in the event of termination of the executive officer's employment by the Company without Cause (as defined) or by the executive officer for Good Reason (as defined) within two years after a Change of Control (as defined) the executive officer's stock options shall become fully vested and exercisable. In 1992, WorldCorp amended and restated its 1988 Stock Option Plan. WorldCorp's stockholders approved the amended and restated 1988 Stock Option Plan on May 13, 1992. Options issued to executive officers under the 1988 WorldCorp Stock Option Plan as amended and restated provide that in the event of termination of the executive officer's employment by the Company without Cause (as defined) or by the executive officer for Good Reason (as defined) within two years after a Change of Control (as defined) the executive officer's stock options shall become fully vested and exercisable.



                             CERTAIN TRANSACTIONS


     The Company operated as a wholly owned subsidiary of WorldCorp from June 1987 until February 1994 and has operated since February 1994 as a majority owned subsidiary of WorldCorp. The Company completed an initial public offering of its Common Stock in October 1995. Approximately 21% of the Company's outstanding Common Stock is owned by public investors. WorldCorp owns 61.6% of the Company's outstanding Common Stock. The remaining 17.7% is owned by MHS Berhad, a Malaysian aviation company ("MHS").

     WorldCorp and the Company historically utilized a single corporate staff for administrative services, thus permitting the Company to utilize WorldCorp management personnel as needed. Effective January 1, 1995, substantially all of WorldCorp's management personnel became employees of the Company and since such date, the Company has provided certain administrative services to WorldCorp. WorldCorp and the Company have entered into a services agreement pursuant to which the Company and WorldCorp will continue to provide services to each other at negotiated rates, which the Company believes are comparable to those that could be obtained on an arms-length basis.

     WorldCorp is subject to the provisions of an indenture terminating in 2004, which causes the Company not to pay dividends upon the occurrence of any events of default by WorldCorp under such indenture.

     Pursuant to the October 1993 MHS Stock Purchase Agreement, the Company and WorldCorp sold 24.9% of the outstanding shares of common stock to MHS for $27.4 million (or $11.00 per share) in February 1994. In August 1994, MHS acquired 32% of the Common Stock and assumed management control of Malaysian Airlines, one of the Company's largest customers. Effective December 31, 1994, WorldCorp agreed to pay MHS $5.8 million pursuant to a promissory note due December 31, 1995 in exchange for (i) 5% of the outstanding shares of Common Stock which was held by MHS, and (ii) the execution of a series of multi-year contracts between the Company and Malaysian Airlines. WorldCorp repaid the $8.5 million note in full on December 31, 1995. Of the $8.5 million consideration paid by WorldCorp to MHS, $3.0 million is attributable to certain contract enhancements received by the Company as a result of such multi-year contracts with Malaysian Airlines.

     The Company presently has two multi-year basic contracts with Malaysian Airlines. The first agreement with Malaysian Airlines is to provide freighter and passenger aircraft. The Company has an additional significant contract with Malaysian Airlines under which it flies Malaysian Muslim pilgrims to Saudi Arabia for the annual Hadj religious pilgrimage. During 1996, the Company generated revenues of $105.4 million from Malaysian Airlines under these agreements. The Company leases two DC10-30 aircraft from Malaysian Airlines under leases that expire in August 1998 and December 1998. The Company paid rent, maintenance reserves and operating deposits for these aircraft in 1996.

                ITEM  NO. 2 -- RATIFICATION  OF  SELECTION  OF
                  INDEPENDENT  CERTIFIED  PUBLIC  ACCOUNTANTS

     The firm of KPMG Peat Marwick LLP served as independent certified public accountants for the Company in 1996 and is expected to be represented at the Annual Meeting. A representative of KPMG Peat Marwick LLP will have an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions.

     As of this date, the Board of Directors desires to have KPMG Peat Marwick LLP continue as accountants for the Company for the year ending December 31, 1997. Accordingly, the Company is presenting a resolution to the meeting to ratify the appointment by the Board of Directors. If the stockholders do not approve the proposal, the Board of Directors will reconsider its action with respect to the appointment of accountants. Approval of the resolution, however, will in no way limit the Board's authority to terminate or otherwise change the engagement of KPMG Peat Marwick LLP during the year ending December 31, 1997.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.


                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company's Secretary no later than December 1, 1997, to be included in the Company's 1998 proxy materials.

     Proposals intended for inclusion in next year's proxy statement should be sent to the Secretary of the Company at World Airways, Inc., The Hallmark Building, 13873 Park Center Road, Suite 490, Herndon, Virginia 20171.


                   OTHER MATTERS TO COME BEFORE THE MEETING

     In addition to the matters described above, there will be an address by the Chief Executive Officer and a general discussion period during which stockholders will have an opportunity to ask questions about the business.

     The Company does not intend to bring any other matter before the meeting and does not know of any other matter which is proposed to be brought before the meeting. However, should any other matter properly come before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their judgment on such matter.


                                 ANNUAL REPORT

     A copy of the Annual Report is being mailed to each stockholder entitled to vote at the Annual Meeting of Stockholders. A copy of the Company's Form 10-K is available at no charge to all stockholders.

For a copy write to: Mark S. Lynch, Vice President and Chief Financial Officer, World Airways, Inc., The Hallmark Building, Suite, 490, 13873 Park Center Road, Herndon, Virginia 20171.


                               OTHER INFORMATION

     This solicitation of proxies is made by the Board of Directors, and the Company will bear the costs of solicitation. In addition to solicitation by mail, proxies may also be solicited by directors, officers, and employees of the Company, who will not receive additional compensation for such solicitation. Brokerage firms and other custodians, nominees and fiduciaries will be reimbursed by the Company for their reasonable expenses incurred in sending proxy material to beneficial owners of the Common Stock. The address of World Airways' principal executive offices is The Hallmark Building, 13873 Park Center Road, Suite 490, Herndon, Virginia 20171, and its telephone number is (703) 834-9200. The above notice and proxy statement are sent by order of the Board of Directors.

Dated:   April 30, 1997

                         By Order of the Board of Directors,

                         /s/ Vance Fort
                         -----------------------------------
                         VANCE FORT
                         Executive Vice President
                         and General Counsel

--------------------------------------------------------------------------------
                                  DETACH HERE

                              WORLD AIRWAYS, INC.
       THIS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JUNE 13, 1997
               IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
P
R        The undersigned hereby appoints RUSSELL L. RAY, JR., T. COLEMAN
O ANDREWS, III, and VANCE FORT, and each of them, the proxy or proxies of the X undersigned, with full power of substitution, to vote all shares of Common
Y Stock, par value $.001 per share, of World Airways, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's headquarters in Herndon, Virginia on June 13, 1997, at 11:00 A.M., and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

         UNLESS A CONTRARY INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AND IN FAVOR OF THE PROPOSAL TO RATIFY THE SELECTION OF THE INDEPENDENT PUBLIC ACCOUNTANTS FOR 1996. THIS PROXY WILL ALSO BE VOTED AT THE DISCRETION OF THE PROXY HOLDERS ON SUCH MATTERS OTHER THAN THE TWO SPECIFIC ITEMS AS MAY COME BEFORE THE MEETING.

         A majority of such proxies or their substitutes as shall be present and acting at the meeting, or if only one be present and acting then that one, shall have and may exercise all of the powers of all of said proxies hereunder.

                PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE  ---------------
                              AND RETURN PROMPTLY                 SEE REVERSE
                                                                      SIDE
                                                                ---------------

                                  DETACH HERE


[X] Please mark
    votes as in
    this example.

The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR" authority in Item 1 and "FOR" Item 2.

1. AUTHORITY TO VOTE FOR THE FOLLOWING NOMINEES AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT:

NOMINEES: Russell L. Ray, Jr., Lim Kheng Yew, John C. Backus

                        FOR             WITHHELD

                        [ ]               [ ]


---------------------------------------
(INSTRUCTION: To withhold authority to
vote for one individual nominee, write
such name in the space provided above)

2. PROPOSAL TO RATIFY THE SELECTION OF          FOR     AGAINST   ABSTAIN
   KPMG PEAT MARWICK LLP as independent         [ ]       [ ]       [ ]
   public accountants for the Company
   for the fiscal year ending December 31,
   1997.

  MARK HERE
 FOR ADDRESS    [ ]
 CHANGE AND
NOTE AT LEFT


PLEASE MARK DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in full partnership name by authorized person.